Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Laura J. Wakeley
(Full text available on PR Newswire)	Phone:	717-291-2739

Fulton Financial Corporation completes acquisition

of Resource Bankshares Corporation

(April 1) — Lancaster, PA — Fulton Financial Corporation (Nasdaq: FULT) today completed its acquisition of Resource Bankshares Corporation (NASDAQ: RBKV), based in Virginia Beach, Virginia. Resource’s sole banking subsidiary, Resource Bank, also based in Virginia Beach, will now operate as a separate subsidiary of Fulton Financial Corporation.

Resource Bankshares shareholders approved the merger at a special meeting on February 26. Final regulatory approvals were received prior to that meeting. Under the terms of the definitive merger agreement, Resource Bankshares shareholders will receive 1.4667 shares of Fulton Financial common stock for each Resource Bankshares common stock share. Based on the $22.27 per share closing price of Fulton Financial stock on March 31, 2004, the transaction is valued at approximately $213.5 million.

Resource Bank, with approximately $870 million in assets, operates six community banking offices in Newport News, Chesapeake, Herndon, Virginia Beach (two locations) and Richmond in Virginia. In addition, the bank operates 14 loan production and residential mortgage offices in Virginia, North Carolina, Maryland and Florida.

Fulton Financial Corporation now has assets of approximately $10.6 billion and operates 206 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia.

In addition to Resource Bank, Fulton Financial operates eleven other banking affiliates: Fulton Bank, Lancaster, PA; Lebanon Valley Farmers Bank, Lebanon, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Hagerstown Trust, Hagerstown, MD; Delaware National Bank, Georgetown, DE; The Bank, Woodbury, NJ; The Peoples Bank of Elkton, Elkton, MD; Skylands Community Bank, Hackettstown, NJ and Premier Bank, Doylestown, PA.

The Corporation’s financial services affiliates include Fulton Financial Advisors, N.A., Lancaster, PA; Dearden, Maguire, Weaver and Barrett, LLC, West Conshohocken, PA, and Fulton Insurance Services Group Inc., Lancaster, PA.

Residential mortgage lending is offered through Fulton Mortgage Company.

Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

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2004